Exhibit 19

Insider Trading Policy

Revision #:	Effective Date:	Document Owner:
5	February 19, 2025	Chief Compliance Officer
Approved By:	Approval Date:	Next Scheduled Review Date:
Joint Risk Committee of the Board of Directors	February 19, 2025	February 2026

Insider Trading Policy
Table of Contents
1.Revision History    3
2.Overview    4
3.Scope    4
4.Delegation of Authority    5
5.Policy    5
5.1Individual Responsibility    5
5.2Material Non-Public Information    6
5.3Transactions by Family Members and Controlled Entities    6
5.4Gifts    7
5.5Exempt Transactions    7
5.6Restrictions on Specific Transactions    7
5.7Pre-Clearance Procedures for Company Securities    9
5.8Quarterly Blackout Periods    10
5.9Event Specific and Extended Blackout Periods    10
5.10Rule 10b5-1 Plans    10
5.11Post-Termination Transactions    12
5.12Consequences of Violations    12
5.13Ethical Investing    12
5.14Section 16 Compliance Program    13
6.Policy Approval and Exceptions    13
6.1Policy Approval and Review Schedule    13
6.2Policy Changes    13
6.3Policy Exceptions    13
6.4Publishing Requirements    13
7.Record Keeping    13
8.Training    14
9.Roles and Responsibilities    14
10.References / Definitions    15
10.1References    15
10.2Definitions    15

Insider Trading Policy

1.Revision History

Revision #:	Revision Description:	Date
5	•Section 3: Updated	February 2025
4
•Section 3: Updated terminology from non-employee worker.
•Section 4: Added the Head of the Control Room as designee in the absence of the Chief Compliance Officer.
•Section 5: Added clarifying updates.
•Section 5.14: Added Section 16 Compliance Program.
•Section 6.2: Updated reference from ERM/ORM to ERM.
•Section 7: Added clarification on Record Keeping.
•Section 8: Added clarification on Training.
•Section 9: Updated Roles and Responsibilities.
•Section 10.2: Updated definitions.
February 2025
1,2,3	•Prior versions retained by Risk Management.	April 2024 January 2023 January 2022

Insider Trading Policy
2.Overview
This Insider Trading Policy (Policy) provides guidelines with respect to transactions in the securities (Company Securities) of First Citizens BancShares, Inc., and its subsidiaries, including First-Citizens Bank & Trust Company (Company or BancShares), and the handling of confidential information about the Company, its subsidiaries and the companies with which the Company does business.
Among other things, this Policy establishes that no person to whom this Policy applies may engage in any transaction involving Company Securities while the individual is in possession of Material Non-Public Information (MNPI) about the Company (subject to limited exceptions noted within).
Defined terms have the meanings in Section 8.2 unless otherwise stated herein. The Company’s Board of Directors (Board) has adopted this Policy to promote compliance with securities laws that prohibit persons who are in possession or aware of Material Non-Public Information (MNPI) (as defined in Sections 5.2 and 8.2) about a company from either:
•Transacting in securities of that company
•Disclosing MNPI to other persons who may transact on the basis of that information

3.Scope
This Policy applies to all Directors, Executive Officers, other associates and contingent workers as defined in the Human Resources Policies & Standards Manual. However, certain provisions of the Policy only apply to persons designated by the Control Room as Restricted Persons due to their positions with the Company which may provide them access to sensitive information that could be MNPI, being:
•Directors
•Executive Officers
•Associates and contingent workers as defined in the Human Resources Policies & Standards Manual, who are designated from time to time by the Control Room as Restricted Persons for purposes of this Policy
The Control Room maintains a list of all Restricted Persons.
This Policy applies to transactions in the Company Securities, including:
•Common stock
•Depositary shares
•Preferred Stock
•Other type of securities that the Company may issue, including (but not limited to):
◦Debt Securities
◦Convertible debentures and warrants
◦Derivative securities whether or not issued by the Company, such as exchange- traded put or call options or swaps relating to Company Securities
This Policy also applies to the securities of any company with which the Company does business, including:

Insider Trading Policy
•Customers
•Vendors
•Business partners, if, in the course of working for the Company a person subject to this Policy learns of MNPI relating to a business partner including, but not limited to, vendors, joint ventures and other companies that the Company does business with that is not necessarily a client
This Policy applies to the Company solely to provide that it will only engage in transactions in Company Securities, including purchases, sales and/or other dispositions, in compliance with all applicable laws.
4.Delegation of Authority
Under its authority granted by the Amended and Restated Bylaws of First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company, the Board has delegated to their Risk Committee, and in turn the Risk Committee has delegated to the Chief Compliance Officer, the authority to adopt, implement, and enforce this Policy through the creation and implementation of standards and procedures in a manner which will provide assurances to the Board that risk is properly managed in accordance with the Risk Appetite Framework (RAF) and Risk Appetite Statement (RAS).
The Chief Compliance Officer serves as the Compliance Officer for the purposes of this Policy. In the absence of the Chief Compliance Officer, the Head of the Control Room or designee serves as the Compliance Officer. All determinations and interpretations of this Policy by the Compliance Officer are final and not subject to further review.
5.Policy
No person to whom this Policy applies may engage in any transaction involving a purchase or sale of Company Securities while the individual possesses MNPI, until the Company publicly discloses that information or the information is no longer deemed material. In addition, it is the policy of the Company that an individual in possession or aware of MNPI relating to the Company may not, directly, or indirectly through Family Members, Controlled Entities or others, except as permitted by this Policy, do any of the following:
•Recommend the purchase or sale of any Company Securities.
•Disclose MNPI about the Company to persons within the Company whose jobs do not require them to have that information, or outside of the Company to others, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
•Disclose any MNPI of, or engage in transactions of any security for, any company in which they are in possession or aware of MNPI, either directly, indirectly or through family, friends, business associates, and/or other entities.
•Assist anyone engaged in these activities.

5.1Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and any customer, vendor or business partner whose information was provided under an expectation of confidentiality, and not to engage in transactions in Company

Insider Trading Policy
Securities or securities of other companies while in possession or aware of MNPI. Each person is responsible for making sure that they comply with this Policy, including with respect to transactions by Family Members and Controlled Entities.
In all cases, the responsibility for determining whether an individual is in possession or aware of MNPI rests with that individual. Any action on the part of the Company, the Chief Compliance Officer, the Chief Legal Officer or designee, the Control Room, the Head of the Control Room or designee, the Compliance Officer, a Director or Executive Officer or any other person pursuant to or in connection with this Policy, including guidance with respect to MNPI, Rule 10b5-1 Plans, designation as an Executive Officer or otherwise, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
5.2Material Non-Public Information
MNPI is information that a reasonable investor would consider important in deciding to buy, hold, or sell securities which has not been fully disclosed and made available to the general public. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
Information is considered nonpublic if it is not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to the public, through a widely disseminated press release, print, broadcast or electronic media, a report filed with the Securities and Exchange Commission (SEC), or pursuant to any other Regulation FD- compliant method. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information before it is considered public (generally, at least 24 hours).
5.3Transactions by Family Members and Controlled Entities
5.3.1Transactions by Family Members
Restricted Persons are responsible for the transactions of Family Members as defined in Section 8.2 and therefore should make them aware of the need to confer with the Restricted Person before they transact in Company Securities, and the Restricted Person must receive preclearance approval ahead of transacting. Transactions by Family Members for the purposes of this Policy are treated as if the transactions were for the Restricted Person’s own account and Restricted Persons themselves are responsible for compliance with the requirements of this Policy (including preclearance of transactions and observance of blackout periods) in connection with transactions by Family Members.
5.3.2Transactions by Controlled Entities
Restricted Persons are responsible for the transactions of any Controlled Entities as defined in Section 8.2 and therefore should make them aware of the need to confer with the Restricted Person before they transact in Company Securities, and the Restricted Person must receive preclearance approval ahead of transacting. Transactions by these Controlled Entities for the purposes of this Policy are treated as if they were for the Restricted Person’s own account and Restricted Persons themselves are responsible for compliance with the requirements of this Policy (including preclearance of transactions and observance of blackout periods) in connection with transactions by Controlled Entities

Insider Trading Policy
5.4Gifts
Gifts of Company Securities (including gifts to non-profit or charitable entities) are transactions that are subject to the restrictions of this Policy (including for Restricted Persons, preclearance of transactions and observance of blackout periods).Persons subject to this Policy should not make gifts of Company Securities to others while in possession or aware of MNPI about the Company.
Note: Any gifts which are part of an established and approved Rule 10b5-1 Plan are considered acceptable.
5.5Exempt Transactions
Notwithstanding anything to the contrary in this Policy, the following transactions are not subject to this Policy:
•Bona Fide Gifts - Bona Fide Gifts of Company Securities to family members, other individuals or their estate planning vehicles (but not to non-profit or charitable entities) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the donor is in possession or aware of MNPI about the Company or during a presently effective blackout period for the Company.
•Mutual Funds and Exchange Traded Funds - Transactions in mutual funds and exchange traded funds that are invested in Company Securities, in addition to securities of other companies.
•Distributions from Trusts, including a Grantor Retained Annuity Trust (GRAT), in accordance with the trust terms where the timing and distribution is not controlled by the person. If a Restricted Person is considering establishing a Trust that will hold Company Securities or is considering transferring Company Securities to a Trust, contact Legal and Compliance prior to any action.
•Transactions pursuant to Rule 10b5-1 Plans approved pursuant to this Policy, as set forth in Section 5.10
•Vesting and Tax Withholding - The vesting of restricted stock units and exercise of a tax withholding requirement upon vesting.
5.6Restrictions on Specific Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that Restricted Persons may not engage in any of the following transactions.

Insider Trading Policy
5.6.1Short-Term Trading
Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long- term business objectives.
For this reason, any Restricted Person who purchases Company Securities in the open market is prohibited from selling any Company Securities of the same class during the six months following the purchase.
5.6.2Short Sales
Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the
Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.
For these reasons, short sales, and the purchase of put options of Company Securities by Restricted Persons are prohibited (short sales arising from certain types of hedging transactions are governed by Section 5.6.4, Hedging Transactions).
5.6.3Publicly Traded Options and Other Derivatives
Given the relatively short term of exchange traded options, transactions in options involving Company Securities may create the appearance that a Restricted Person is trading based on MNPI and focus that person’s attention on short-term performance at the expense of the Company’s long-term objectives.
Accordingly, Company Security transactions by Restricted Persons in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited (option positions arising from certain types of hedging transactions are governed by Section 5.6.4, Hedging Transactions).
5.6.4Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Restricted Person to continue to own Company Securities, but without the full risks and rewards of ownership. When that occurs, the Restricted Person may no longer have the same objectives as the Company’s other shareholders.
Therefore, Restricted Persons are prohibited from engaging in such transactions with respect to Company Securities. Refer to the Hedging and Pledging Policy for Directors and Executive Officers and any other Company policy providing for hedging prohibitions.

Insider Trading Policy
5.6.5Margin Accounts and Pledged Securities
No Restricted Person may pledge to secure loans or other obligations, through a margin account or otherwise, any Company Securities.
Because a margin sale or foreclosure sale in connection with a pledge may occur at a time when the pledgor is in possession or aware of MNPI or otherwise is not permitted to transact in Company Securities, Restricted Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan, except to the extent grandfathered or subject to exception under the Company’s Hedging and Pledging Policy for Directors and Executive Officers or another Company policy providing for pledging exceptions.
Note: Pledges of Company Securities arising from certain types of hedging transactions are governed by Section 5.6.4 Hedging Transactions.
5.6.6Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations like the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Restricted Person is in possession or aware of MNPI.
The Company therefore discourages Restricted Persons from placing standing or limit orders on Company Securities. If a Restricted Person determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with this Policy.
5.7Pre-Clearance Procedures for Company Securities
Restricted Persons may not engage in any transaction in Company Securities, including transactions by Family Members or Controlled Entities that are deemed to be for the Restricted Person’s account pursuant to this Policy, without first obtaining pre-clearance of the transaction. Directors and Executive Officers receive preclearance from the Chief Legal Officer or designee. For all other Restricted Persons, preclearance is granted via the Control Room.
Before a request for pre-clearance is made, the requestor must carefully consider whether they may be in possession or aware of any MNPI about the Company. If the requestor affirmatively determines that they are not in possession or aware of MNPI, the requestor may make the pre- clearance request while certifying that they are not in possession of any MNPI.
The requestor is expected to disclose whether they have effected any opposite way transactions within the past six months.
For Directors and Executive Officers, the Chief Legal Officer or designee is responsible for reviewing the circumstances of the transaction, including coordination with any stock repurchase program the Company may have underway.
Any approval of the transaction by the Chief Legal Officer or designee is in writing. The Chief Legal Officer or designee is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to

Insider Trading Policy
engage in the transaction is denied, then the individual should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
For Restricted Persons who are Directors or Executive Officers, transactions that are pre-cleared by the Chief Legal Officer or designee must be effected within two business days following receipt of pre-clearance unless an exception is granted by the Chief Legal Officer or designee. If the approved transaction is not completed within this two-business day period, the requestor must submit a new request for further pre-clearance via the Company's employee trading platform or other method designated by the Company. As soon as possible upon completing the transaction, and in any event within one business day, the requestor must notify the Pre-Clearance Representative of the completion of the transaction.
All other Restricted Persons must submit a preclearance request via the Company’s employee trading platform and the Control Room will review. If pre-clearance is granted, they have approval until the end of the trading day to transact. If the approved transactions are not effected within this time period, the requestor must submit a new request for pre-clearance via the Company’s employee trading platform.
5.8Quarterly Blackout Periods
Restricted Persons may not engage in any transactions involving the Company’s Securities ), during a quarterly blackout period beginning ten calendar days prior to the end of each fiscal quarter and ending upon completion of the first full trading day following the public release of the Company’s earnings results for that quarter.
For purposes of this Policy, one trading day means one full day, measured from 9:30 a.m. to 4:00
p.m. ET, following the Company’s public announcement of its financial results for such fiscal quarter.
5.9Event Specific and Extended Blackout Periods
Between normal quarterly blackout periods, if an event occurs that is material to the Company a special event-specific blackout period may be imposed and, so long as the event remains MNPI, Restricted Persons may not transact in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, the regular quarterly blackout period at the end of that fiscal quarter may begin earlier and/or end later than as described in Section 5.8, in which event designated Restricted Persons must refrain from transacting in Company Securities from the announced beginning to the announced end of the extended blackout period. In those situations, the Compliance Officer may notify these persons that they should not transact in Company Securities, without disclosing the reason for the restriction.
The existence of an event-specific blackout period or extension of a blackout period should not be communicated to any other person unless otherwise indicated.
Exceptions will not be granted during an event-specific or extended blackout period.
5.10Rule 10b5-1 Plans
5.10.1Establishing a Rule 10b5-1 Plan

Insider Trading Policy
Restricted Persons and other persons covered by this Policy may implement Rule 10b5-1 Plans in order to transact in Company Securities and avoid the appearance of transacting while in possession of MNPI. A Rule 10b5-1 Plan must be established in advance of any transaction to be made pursuant to the Rule 10b5-1 Plan and other than during a blackout period. It must be true that, and Executive Officers and Directors must include a representation in their Rule 10b5-1 Plan to the effect that, at the time of adoption or modification, the person is not aware of MNPI about the Company Security or the Company and is adopting the plan in good faith and not to evade any prohibitions of the rule. In addition, the Rule 10b5-1 Plan must, among other things:
•Specify the amounts, the prices, and the dates on which the Company Securities are to be purchased or sold;
•Include a written formula, algorithm, or computer program, for determining the amount, price, and date for each sale or purchase; or
•Not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the Rule 10b5-1 Plan, did exercise such influence must not have been aware of the MNPI when doing so.
As Rule 10b5-1 has complex requirements each Rule 10b5-1 Plan must be reviewed and approved by the Chief Legal Officer or designee and the Chief Compliance Officer prior to implementation.
Any Plan established by a Director or Executive Officer must provide that transactions may not begin until the later of either:
•90 days after the adoption of the Rule 10b5-1 Plan.
•Two business following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted.
For a Restricted Person, or other person to whom this Policy applies, who is not a Director or Executive Officer, there is a cooling-off period of 30 days before any trading can commence.
5.10.2Single-Trade and Overlapping Rule 10b5-1 Plans
Except as permitted by Rule 105b-1, Restricted Persons, and other persons to whom this Policy applies may only enter into one single-trade Rule 10b5-1 Plan during any consecutive 12-month period and may not have multiple overlapping Rule 10b5-1 Plans.
5.10.3Terminations and Modifications of Rule 10b5-1 Plans
Any modification of Rule 10b5-1 Plan, or any termination of a Rule 10b5-1 Plan, other than in accordance with its terms, must be approved in advance by the Chief Legal Officer or designee and the Chief Compliance Officer and may not occur during a blackout period or while the person has MNPI. Persons subject to this Policy who have established a Rule 10b5-1 Plan that terminates in accordance with its terms must give prompt notice to the Chief Legal Officer and Chief Compliance Officer of such termination. Modifications of Rule 10b5-1 Plans are treated as new Rule 10b5-1 Plans.

Insider Trading Policy
5.10.4Non-10b5-1 Plans
Any Restricted Person who enters into, modifies, or terminates a Non-10b5-1 Plan must give prompt notice of the same to the Chief Legal Officer and the Chief Compliance Officer. Transactions pursuant to a Non-10b5-1 Plan do not qualify for the exemption under this Policy for transactions pursuant to Rule 10b5-1 Plans and, absent another applicable exemption in Section 5.5 for each transaction, will be subject to all of the provisions of this Policy (including, for Restricted Persons, preclearance of transactions and observance of blackout periods).

5.11Post-Termination Transactions
If a person to whom this Policy applies is in possession or aware of MNPI about the Company when his or her service terminates, that person may not engage in transactions with respect to Company Securities until that information has become public or is no longer material.
If a Restricted Person terminates service, that person may not engage in transactions in Company Securities until the expiration of any blackout period in effect at the time of the termination of service. Similarly, if an individual is in possession or aware of MNPI about a Company customer, vendor, or business partner when his or her service terminates, that individual may not trade in such company’s securities until that information has become public or is no longer material.
5.12Consequences of Violations
Fraudulently transacting in securities while in possession or aware of MNPI, or the disclosure of MNPI to others who then fraudulently transact in securities, is prohibited by securities laws. Insider trading violations may be pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations may be severe and could include significant fines and imprisonment. While the regulatory authorities may concentrate their efforts on the individuals who transact, or who tip inside information to others who transact, the securities laws may also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, the failure of a person to comply with this Policy, including pre-clearance requirements, may subject the person to Company-imposed sanctions, including dismissal for cause, whether or not the person’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, may become public and can tarnish a person’s and the Company’s reputation and irreparably damage a career and the Company’s reputation.
5.13Ethical Investing
Short-term speculative trading and excessive trading by Restricted Persons are strongly discouraged. Personal trading that interferes with a Restricted Person’s job responsibilities is prohibited.
Additionally, Restricted Persons who have responsibility for specific industry group coverage are discouraged from trading in the securities and associated derivatives of companies in that industry group, vertical, or in any other sector in which the Restricted Person may have coverage responsibilities that could provide information not generally available to the public.

Insider Trading Policy
5.14Section 16 Compliance Program
Directors and Executive Officers are subject to Section 16 of the Securities Exchange Act of 1934. The Company maintains a Section 16 Compliance Program separate from this Policy that is administered by the Legal department. Directors and Executive Officers must comply with the requirements of the Section 16 Compliance Program, including requirements for pre-notice even where pre-clearance would not be required pursuant to this Policy. In the case of sales, Directors and Executive Officers should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, prior to the time an order to sell is placed with a broker.
6.Policy Approval and Exceptions
6.1Policy Approval and Review Schedule
This Policy is to be submitted to the Compliance Risk Committee, the Enterprise Risk Oversight Committee (EROC), and the Board Risk Committee (BRC) with a request for approval at least annually, whether or not there have been any changes to this Policy.
Note: The BRC may grant an exception to the annual approval requirement.
6.2Policy Changes
All proposed changes to this Policy must be submitted to the Enterprise Risk Management (ERM) Department for review prior to presenting to the Compliance Risk Committee, EROC and the BRC for approval prior to implementation.
6.3Policy Exceptions
Exceptions to this Policy are not permitted, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws may not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
6.4Publishing Requirements
Following Policy approval, the Chief Compliance Officer must ensure that the Policy is communicated to appropriate stakeholders, including, but not limited to, publication on the Internal Resource and Information Site (IRIS), if applicable.
7.Record Keeping
All personal account and trading activity (including record of approvals and denials) will be stored in the trade monitoring systems for Restricted Persons that have holdings of the Company or any derivatives thereof. For Directors and Executive Officers, the Chief Legal Officer or designee maintains records of preclearance requests, which are stored by method determined thereby.

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8.Training
The Company has implemented a training program that includes Control Room requirements for internal policies, procedures and processes. The Company’s training is tailored for specific responsibilities and regulatory functions and may be delivered through a variety of channels. The Company requires annual training for associates and contingent workers as required by applicable management; and incorporates regulatory requirements and internal controls. The Control Room partners with Learning and Development and the Chief Legal Officer or designee to review training content and assignments annually. Learning and Development has tracking mechanisms to notify managers and associates when training is complete.
9.Roles and Responsibilities

Role	Responsibilities
Governance Groups
Compliance Risk Committee
•Act as a management-level governing body to review and provide effective challenge to this Policy prior to recommending to the Board for approval.
•Instill and foster the Bank’s risk culture by setting the tone at the top and supporting the RAS.
•Hold management accountable for compliance with applicable Bank governance documents.
•Provide reasonable assurance that business and operational strategies are aligned with the RAS.
•Ensure the Bank’s Competitive Path is aligned with the RAS.
•Review reporting to ensure adherence to the RAS.

First Line
Directors, Executive Officers, and Associates	•Be familiar with and adhere to the contents of this Policy.
Second Line
Control Room
•Manage pre-clearance requests for non-Section 16 filers.
•Review the circumstances of the trade.
•Decision pre-clearance requests.
•Establish procedures and align processes and practices with policies consistent with the Bank’s established risk appetite and risk limits.
•Create and maintain a work environment where active risk escalation is safe and encouraged.
•Provide timely, accurate, comprehensive, and transparent risk management information for reporting.
•Own applicable Bank governance documents as relevant and appropriate, ensuring their alignment with the Bank’s RAS and ensure compliance with requirements in those documents.
•Ensure that associates under management understand the importance of, and complete, annual mandatory training.
•Review and provide effective challenge to this Policy.
•Oversee and enforce this Policy in conjunction with the Policy Owner.

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Role	Responsibilities
Chief Compliance Officer
•Ensure that the Policy is communicated to appropriate stakeholders, including, but not limited to, publication on the Internal Resource and Information Site (IRIS), if applicable.
•Review and approve Rule 10b5-1 Plans.

Legal (Advisor) Chief Legal Officer and Designee
•Manage pre-clearance requests for Directors and Executive Officers.
•Review the circumstances of the trade.
•Decision pre-clearance requests.
•Maintain the list of Directors and Executive Officers and provide it to the Control Room.
•Review and approve Rule 10b5-1 Plans.

10.References / Definitions
10.1References
Refer to the following for additional information:
•Material Non-Public Information Standards
•Enterprise Personal Trading Standards
•Information Barrier Standards
•Code of Ethics

10.2Definitions
Company Securities: The Company’s securities, including the Company’s common stock, depositary shares, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
Controlled Entities: Any entities that you influence or control, including any corporations, partnerships, or trusts.
Compliance Officer: The Chief Compliance Officer or, in the absence of the Chief Compliance Officer, the Head of the Control Room or designee.
Executive Officer: Any persons designated from time to time by the Board as an officer of the Company for purposes of the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, in accordance with Rule 16-1(f) under that Act.
Family Members: Family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they transact in Company Securities.
MNPI: Information that a reasonable investor would consider important in deciding to buy, hold or sell securities and that is not available to the general public. Any information that could be expected

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to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Some examples of information that could, depending on the circumstances, potentially be regarded as material are:
•Actual or projected earnings or losses (or any substantial charge-offs or other events that could significantly affect earnings) for any period or changes to previously announced earnings guidance.
•A pending or proposed merger, acquisition, divestiture or joint venture that could be significant.
•Changes in capital that impact a company’s ability to satisfy regulatory capital and liquidity guidelines or remain well-capitalized.
•A significant downgrade in credit rating.
•Impending bankruptcy or serious liquidity problems.
•Significant regulatory developments.
•The gain or loss of a significant customer, group of customers or vendor partner.
•A change in senior management.
•A change in auditors or notification that the auditor’s reports may no longer be relied upon.
•Significant related party transactions.
•A change in dividend policy, the declaration of a stock split, or an offering of, or repurchase program for, additional securities.
•Developments regarding significant litigation or government agency investigations.
•Significant breaches in cybersecurity or losses of customer, client, counterparty or employee information.
•The imposition of an event-specific blackout period or extended blackout period with respect to transacting in Company Securites.
Material information may also include projections and forecasts. With respect to a future event, materiality is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price may be material even if the possibility that the event will occur is relatively small.
Information is considered nonpublic if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a widely disseminated press release; the print, broadcast or electronic media; or a report filed with the SEC, or pursuant to any other Regulation FD compliant method. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information before it is considered public (generally, at least 24 hours). If material information is disclosed in a press release, it must be reported on a national wire service, published in a national newspaper, or reported by some other nationwide source of investment information before it is considered to have been widely disseminated and deemed public.

Insider Trading Policy
Non-Rule 10b5-1 Plan: A trading arrangement (i) where the person for whom the trading arrangement has been arranged assert that at a time when that person was not aware of MNPI about the Company or its securities that the person had adopted the trading arrangement and (ii) the trading arrangement provides for transaction price, amount, date and/or absence of subsequent influence required by a contract, instruction, or plan under Rule 10b5-1 under the Securities Exchange Act of 1934, but (iii) the trading arrangement was not intended to satisfy the conditions to an affirmative defense to insider trading to be a Rule 10b5-1 Plan. Market orders and limit orders that are not part of a pre-planned arrangement are not included.
Restricted Person: Directors, Executive Officers, or associates designated by the Control Room whose position with the Company may provide them access to sensitive information regarding the Company that could be MNPI.
Rule 10b5-1 Plan: A contract, instruction, or written plan for the purchase or sale of the Company's securities that was intended to satisfy, and does satisfy, the conditions to an affirmative defense to insider trading under Rule 10b5-1 under the Securities Exchange Act of 1934.